As filed with the Securities and Exchange Commission on January 4, 2022

Registration No. 333-58779

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-58779

under

the Securities Act of 1933

DOVER MOTORSPORTS, LLC

(Exact name of registrant as specified in its charter)

Delaware	51-0357525
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1131 N. DuPont Highway, Dover, DE 19901

(Address of principal executive offices, including zip code)

Dover Downs Entertainment, Inc. 1996 Stock Option Plan

(Full title of the plan)

J. Cary Tharrington IV

Executive Vice President, Chief Legal Officer, General Counsel and Secretary

Dover Motorsports, LLC

1131 N. DuPont Highway

Dover, DE 19901

(Name and address of agent for service)

(302) 883-6500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-58779) previously filed by Dover Motorsports, Inc., a Delaware corporation (“Dover”) on July 9, 1998 (the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “SEC”):

On December 22, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of November 8, 2021, by and among Dover, Speedway Motorsports, LLC, a Delaware limited liability company (“Speedway”), and Speedco II, Inc., a Delaware corporation and wholly owned subsidiary of Speedway (“Purchaser”), Purchaser merged with and into Dover (the “Merger”), with Dover surviving the Merger as a wholly owned subsidiary of Speedway.

As a result of the Merger, Dover has terminated any and all offerings of Dover’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by Dover in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or not yet issued at the termination of the offering, Dover hereby removes from registration all such securities of Dover registered pursuant to the Registration Statements that remain unsold or not yet issued as of the date hereof. The Registration Statement is hereby amended to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dover, State of Delaware, on January 4, 2022.

Dover Motorsports, LLC

By:	/s/ J. Cary Tharrington IV
J. Cary Tharrington IV
Executive Vice President, Chief Legal Officer,
General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.